Exhibit 10.16
     SECOND AMENDMENT dated as of April 28, 2006 (“Amendment”), to the SECOND LIEN FINANCING AGREEMENT, dated as of July 15, 2005 (as amended, modified or supplemented from time to time, the “Financing Agreement”), among HORSEHEAD CORP. (f/k/a Horsehead Acquisition Corp.), a Delaware corporation (the “Company”), HORSEHEAD INTERMEDIARY CORP., a Delaware corporation (“Horsehead Intermediary”), CHESTNUT RIDGE RAILROAD CORP., a Delaware corporation (together with the Company and Horsehead Intermediary, the “Credit Parties”) and CML I, LLC (as successor by assignment to Contrarian Service Company, LLC) (the “Lender”). Terms which are capitalized in this Amendment and not otherwise defined shall have the meanings ascribed to such terms in the Financing Agreement.
     WHEREAS, the Credit Parties have requested that the Lender amend certain provisions of the Financing Agreement, and the Lender is willing to amend such provisions of the Financing Agreement on the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     Section One. Amendments to Financing Agreement. Effective as of the Effective Date (as defined below), the Financing Agreement is hereby amended as follows:
          (a) Notwithstanding anything to the contrary contained in the definition of “Consolidated Fixed Charges” contained in Section 1.1 of the Financing Agreement, neither the repayment of the Tranche B Special Accommodation Advance nor the repayment of the Subject Loan shall constitute part of the Consolidated Fixed Charges.
          (b) The definition of “Permitted Indebtedness” contained in Section 1.1 of the Financing Agreement is amended by deleting the words and amount “Fifty Seven Million Dollars ($57,000,000)” contained in subsection (g) therein and replacing the same with the words and amount “Sixty Four Million Dollars ($64,000,000), less all principal payments actually made by the Credit Parties with respect to the Tranche A Special Accommodation Advance and the Tranche B Special Accommodation Advance (each as defined in the CIT Financing Agreement)”.
     Section Two. Consent. On the Effective Date, the Lender consents to (i) the Company’s incurrence of a loan from Sun Capital in the original principal amount of Five Million Dollars ($5,000,000) (the “Subject Loan”), notwithstanding any prohibition on the incurrence of the Subject Loan contained in Sections 7.4(b) or (h) of the Financing Agreement, and (ii) the repayment in full of the Subject Loan, together with interest thereon at a rate not to exceed ten percent (10%) per annum (together with the Subject Loan, collectively, the “Subject Loan Obligations”), on or substantially contemporaneous with the Effective Date, notwithstanding any prohibition on such repayment contained in Section 7.4(i) of the Financing Agreement. On the Effective Date, the consent contained in the preceding clause (i) shall be deemed to be retroactively effective to April 4, 2006 (i.e., the funding date of the Subject Loan).

     Section Three. Representations and Warranties. Each of the Credit Parties warrants and represents to the Lender as follows:
          (a) the execution, delivery and performance of this Amendment and the other documents described herein by such Credit Party is within its corporate powers, has been duly authorized by all necessary corporate action, and such Credit Party has received all necessary consents and approvals (if any shall be required) for the execution and delivery of this Amendment and such other documents;
          (b) upon the execution of this Amendment and the other documents described herein, this Amendment and such other documents shall constitute the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity;
          (c) no Default or Event of Default has occurred and is continuing; and
          (d) each Credit Party confirms, reaffirms and restates to the Lender, as of the Effective Date, the representations and warranties set forth in the Financing Agreement, except to the extent that such representations and warranties solely relate to a specific earlier date in which case each Credit Party confirms, reaffirms and restates such representations and warranties as of such earlier date.
     Section Four. Conditions Precedent. The effectiveness of the amendments and other provisions hereof are subject to the following conditions precedent, including, where applicable, that the Lender shall have received the following documents and other items (all such documents and other items to be in form and substance satisfactory to the Lender):
          (a) This Amendment duly executed by authorized representatives of the Credit Parties and the Lender;
          (b) The Second Amendment to the Intercreditor Agreement duly executed by an authorized representative of CIT;
          (c) An amendment to the CIT Financing Documents covering such matters as may be reasonably satisfactory to the Lender duly executed by authorized representatives of the Credit Parties and CIT; and
          (d) Evidence that the execution, delivery and performance of this Amendment by each of the Credit Parties have been duly authorized by all necessary action, and that no amendment or other modification to the articles or certificate of incorporation or bylaws of any Credit Party has been made since the date of the original delivery thereof to the Lender and that such documents (in the form delivered to the Lender) remain in full force and effect.
     The date which all of the conditions precedent set forth in this Section 4 hereof shall have been satisfied is referred to herein as the “Effective Date”.

     Section Five. General Provisions.
          (a) Except as herein expressly amended, the Financing Agreement and all other agreements, documents, instruments and certificates executed in connection therewith, are ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms.
          (b) All references to the Financing Agreement in the Financing Agreement and each other Loan Document shall mean the Financing Agreement as amended hereby and as hereafter amended, supplemented and modified from time to time.
          (c) This Amendment embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supercedes all prior agreements, commitments, arrangements, negotiations or understandings, whether written or oral, of the parties with respect thereto.
          (d) This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the conflicts of law principles thereof.
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     IN WITNESS WHEREOF, the parties to this Amendment have signed below to indicate their agreement with the foregoing and their intent to be bound thereby.

HORSEHEAD CORP.
By:	/s/ Robert D. Scherich
	Name:	Robert D. Scherich
	Title:	Vice President and Chief Financial Officer

HORSEHEAD INTERMEDIARY CORP.
By:	/s/ Robert D. Scherich
	Name:	Robert D. Scherich
	Title:	Vice President and Chief Financial Officer

CHESTNUT RIDGE RAILROAD CORP.
By:	/s/ Robert D. Scherich
	Name:	Robert D. Scherich
	Title:	Vice President and Chief Financial Officer

CML I, LLC By: Contrarian Funds, L.L.C., its sole Member By: Contrarian Capital Management, LLC as manager
By:	/s/ Janice M. Stanton
	Name:	Janice M. Stanton
	Title:	Member

By:	/s/ Stephen J. Czech
	Name:	Stephen J. Czech
	Title:	Managing Director